Exhibit 99.1

GrafTech Reports First Quarter 2008 Results

PARMA, Ohio--(BUSINESS WIRE)--GrafTech International Ltd. (NYSE:GTI) today announced financial results for the first quarter ended March 31, 2008.

2008 First Quarter Highlights

  Net sales increased 27 percent to $290 million, versus $228 million in the first quarter of 2007. Favorable year-on-year currency movement impacted first quarter revenue by approximately five percentage points.
  Gross profit rose 44 percent to $108 million, as compared to $75 million in the first quarter of 2007. Gross margin expanded to 37.2 percent, as compared to 32.9 percent in the same period in 2007. Approximately two percentage points, or $0.03 per share, of the improvement in the quarter was due to a favorable sales mix.
  Operating income increased 66 percent to $83 million, versus $50 million in the first quarter of 2007. Operating income margin improved more than six percentage points to 28.7 percent, from 21.8 percent in the same period in 2007.
  Income from continuing operations was $39 million, or $0.34 per diluted share, versus $19 million, or $0.18 per diluted share, in the first quarter of 2007.
  Income from continuing operations before special items(a) more than doubled to $62 million, or $0.53 per diluted share, as compared to $29 million, or $0.27 per diluted share, in the first quarter of 2007.
  Net cash provided by operating activities improved $49 million to $67 million, versus $18 million in the first quarter of 2007. The year-on-year improvement included a $20 million increase in accounts receivable factoring.
  Net debt(a) was reduced by $184 million or nearly 40 percent year-over-year to $313 million.

Craig Shular, Chief Executive Officer of GrafTech, commented, “We continue to face significant raw material cost increases which our team has offset through higher prices, delivering on productivity initiatives and penetrating high growth markets such as solar. In addition, we successfully decreased selling and administrative expense as a percent of sales by two full percentage points year-over-year. Our team continues to effectively leverage top line growth into solid operating performance.”

Reportable Segments

As indicated in our February 2008 conference call, we have realigned the management of our segment structure to better serve our customers in a cost effective manner. Consequently, the business results will be presented in two new segments: Industrial Materials and Engineered Solutions. Industrial Materials will consist of graphite electrodes and refractories products and will focus on best serving our global steel customers. Engineered Solutions will include advanced graphite materials and our natural graphite products. This segment offers a host of tailored solutions to customers in the electronics, solar, oil exploration, transportation, thermal processing and nuclear industries. For prior period comparisons, our former carbon electrode products are included in the Industrial Materials segment. Finally, the revised segment structure allows us to combine sales and marketing teams as well as administrative functions with the result being better service to our customers at a lower cost.

We have included pro forma data for the revised segments for the full year 2006 and 2007, by quarter, following the reconciliations in this press release.

Industrial Materials Segment

The Industrial Materials segment’s net sales increased 28 percent to $248 million in the 2008 first quarter, as compared to $195 million in the 2007 first quarter. The increase was primarily due to higher selling prices for graphite electrodes, the positive impact of currency exchange rates, and a favorable sales mix.

Operating income for the Industrial Materials segment was $75 million, a 55 percent or $27 million improvement over the same period in 2007. Operating income margin expanded more than five percentage points to 30.1 percent from 24.7 percent in the first quarter 2007. Operating income in the quarter was favorably impacted by higher graphite electrode selling prices and the benefit of lower cost raw material purchased in 2007, and sold from inventory in the first quarter of this year.

We have experienced significant increases in petroleum-based raw materials in 2008. Therefore, we expect higher costs in the second quarter 2008 as this inventory begins to flow through to our results.

Engineered Solutions Segment

Net sales for the Engineered Solutions segment grew 24 percent to $42 million in the 2008 first quarter, as compared to $34 million in the 2007 first quarter. Operating income for the Engineered Solutions segment quadrupled to $8 million, as compared to $2 million in the 2007 first quarter while operating income margin for the segment expanded over 15 percentage points to 20.2 percent from 4.9 percent. We continue to gain traction in this segment as we penetrate fast growing markets including solar and achieve higher advanced graphite material selling prices.

Corporate

Selling and administrative and research and development expenses were held flat at $25 million in the 2008 first quarter, as we continue to sustain the 10 percent reduction in overhead achieved in the first quarter 2007.

Other expense, net, was $21 million in the 2008 first quarter largely the result of $16 million of non-cash currency losses on inter-company loans and $5 million related to the call premium and fees associated with the early redemption of $125 million of our 10.25 percent Senior Notes, our most expensive debt, in the first quarter of 2008.

Mr. Shular commented, “Our team has continued to deliver on its stated goal of deleveraging, resulting in interest expense of $6 million in the first quarter of 2008, or half the recorded expense in the same period of the prior year.”

The book tax rate in the first quarter of 2008, was 32 percent, approximately six percentage points better than the prior year as a result of favorable jurisdictional profitability mix. Excluding the impact of certain non-recurring items, the effective tax rate was 21 percent in the first quarter 2008.

For the full year 2008, we continue to expect the effective tax rate to be in the range of 27 to 29 percent, after consideration of anticipated future events. Relative to our anticipated full year effective tax rate, the lower first quarter tax rate favorably impacted profitability by approximately $0.05 per share.

Outlook

Mr. Shular commented on outlook, stating, “Per our stated strategy, we have continued to improve the linearity of our sales order book, resulting in more level quarters throughout the year. Running our production facilities at more constant operating levels allows us to better manage costs, reduce overhead and improve the consistency and quality of our product and best serve our customers.”

We remain encouraged by global steel industry conditions and expect solid demand from our steel end markets and the markets that drive our Engineered Solutions segment in 2008. As a result, we are raising our full year 2008 guidance.

Based on the assumption of stable global economic conditions for 20081, GrafTech expects:

  Total company net sales to increase approximately 16 to 18 percent (previous guidance 12 to 14 percent);
  Operating income targeted growth of approximately 35 percent to the range of $310 million to $320 million (previous guidance approximately $295 million);
  The effective tax rate to be between 27 percent and 29 percent;
  Capital expenditures to be approximately $70 million to $75 million;
  Depreciation expense of approximately $32 million; and
  Cash flow from operations to be about $180 million, assuming no accounts receivable factoring at year end (previous guidance $165 million).

In conjunction with this earnings release, you are invited to listen to our earnings call being held today at 11:00 a.m. EDT. The call will be webcast and available at www.graftech.com, in the investor relations section. A conference call will also be available. The dial-in number is 877-856-1956 for domestic and 719-325-4771 for international. The rebroadcast webcast will be available following the call, and for 30 days thereafter, at www.graftech.com, in the investor relations section.

GrafTech International Ltd. is one of the world’s largest manufacturers and providers of high quality synthetic and natural graphite and carbon based products and technical and research and development services, with customers in 80 countries engaged in the manufacture of steel, automotive products and electronics. We manufacture graphite electrodes, products essential to the production of electric arc furnace steel. We also manufacture thermal management, fuel cell and other specialty graphite and carbon products for, and provide services to, the electronics, power generation, solar, oil and gas, transportation, petrochemical and other metals markets. We operate 11 manufacturing facilities strategically located on four continents. For additional information on GrafTech International Ltd., call 216-676-2000, or visit our website at www.graftech.com.

NOTE ON FORWARD-LOOKING STATEMENTS: This news release and related discussions may contain forward-looking statements about such matters as: our preliminary unaudited results for the first quarter ended March 31, 2008 and outlook for 2008; estimated future capital expenditures and their impact on product quality and efficiencies; growth rates and future production and sales of products that incorporate or that are produced using our products; changes in production capacity in our operations and our customers’ operations; the constancy of our operating levels; growth rates for, future prices and sales of, and demand for our products and our customers products; costs of materials and production, including anticipated increases therein; productivity, business process and operational initiatives, and their impact on us; our position in markets we serve; tax rates and the effects of jurisdictional mix and nonrecurring and other items; capital expenditures and their impact on us; nature and timing of restructuring charges and payments; future operational and financial performance; strategic plans; regional and global economic and industry market conditions, changes in such conditions and the impact thereof; interest rates; financing (including factoring) and deleveraging activities; stock repurchases plans; rationalization and restructuring activities; raw material and supply chain management; future sales, costs, working capital, revenues, business opportunities; operational and financial performance; debt levels; cash flows and use of cash; cost savings and reductions; margins; earnings; and growth plans. We have no duty to update these statements. Our expectations and targets are not predictions of actual performance and historically our performance has deviated, often significantly, from our expectations and targets. Actual future events, circumstances, performance and trends could differ materially, positively or negatively, from those set forth in these statements due to various factors, including: changes in economic conditions or product end market conditions; non-attainment of anticipated EAF steel production; graphite electrode manufacturing capacity increases; failure of increased EAF steel production or stable graphite electrode production to result in stable or increased graphite electrode demand, prices or sales volumes; differences between actual graphite electrode prices and spot or announced prices; changes in inventory management and utilization or in supply chain management; consolidation of steel producers; limitations on the amounts of or delays in the timing of our capital expenditures; absence of successful development and commercialization of new or improved products or subsequent displacement thereof by other products or technologies; failure to expand manufacturing capacity to meet growth in demand, if any; inability to protect our intellectual property rights or infringement of intellectual property rights of others; unanticipated developments in legal proceedings or litigation; non-realization of price increases or adjustments; non-realization of anticipated benefits from organizational changes and restructurings; significant changes in our provision for income taxes and effective income tax rate; unanticipated developments relating to health, safety or environmental compliance or remediation obligations or liabilities to third parties, labor relations, raw materials or energy; unavailability of raw materials; changes in the cost of key and other raw materials, including petroleum based coke, by reason of shortages, market pricing, pricing terms in applicable supply contracts, or other events; changes in credit markets, changes in market prices of our securities, or other events that affect our financing and capital structure plans; changes in interest or currency exchange rates, competitive conditions, including growth by producers in developing countries and the mix, distribution, and pricing of their products; inflation; changes in appropriation of government funds or failure to satisfy conditions to government grants; changes in performance that affect financial covenant compliance or funds available for borrowing; failure to achieve earnings or other estimates; business interruptions adversely affecting our ability to supply our products; and other risks and uncertainties, including those detailed in our SEC filings, as well as future decisions by us. This news release does not constitute an offer or solicitation as to any securities. References to street or analyst earnings estimates mean those published by First Call.

1 Source: World Bank and International Monetary Fund 2008 GDP Forecast.

GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES CONSOLIDATED BALANCE SHEETS (Dollars in thousands, except share and per share data) (Unaudited)

	At December 31, 2007	At March 31, 2008
ASSETS
Current assets:
Cash and cash equivalents	$54,741	$6,974
Accounts and notes receivable, net of allowance for doubtful accounts of $2,971 at December 31, 2007 and $1,912 at March 31, 2008	158,486	158,450
Inventories	285,433	289,420
Prepaid expenses and other current assets	10,133	8,929
Total current assets	508,793	463,773

Property, plant and equipment	881,067	900,285
Less: accumulated depreciation	564,613	577,466
Net property, plant and equipment	316,454	322,819
Deferred income taxes	7,144	6,301
Goodwill	9,683	8,245
Other assets	23,080	21,047
Restricted cash	1,547	1,723
Total assets	$866,701	$823,908
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$58,975	$64,565
Interest payable	9,633	1,983
Short-term debt	1,014	17,293
Accrued income and other taxes	29,996	40,009
Other accrued liabilities	104,066	92,423
Total current liabilities	203,684	216,273
Long-term debt:
Principal value	423,234	302,584
Fair value adjustments for hedge instruments	2,421	861
Unamortized bond premium	481	171
Total long-term debt	426,136	303,616
Other long-term obligations	94,010	95,047
Deferred income taxes	30,171	30,715

Stockholders’ equity:
Preferred stock, par value $.01, 10,000,000 shares authorized, none issued	—	—
Common stock, par value $.01, 150,000,000 shares authorized, 105,169,507 shares issued at December 31, 2007 and 105,431,902 shares issued at March 31, 2008	1,052	1,054
Additional paid-in capital	988,662	991,489
Accumulated other comprehensive loss	(278,316)	(253,233)
Accumulated deficit	(506,666)	(468,018)
Less: cost of common stock held in treasury, 2,501,201 shares at December 31, 2007 and 2,992,551 shares at March 31, 2008	(85,197)	(92,426)
Less: common stock held in employee benefit and compensation trusts, 471,373 shares at December 31, 2007 and 42,419 shares at March 31, 2008	(6,835)	(609)
Total stockholders’ equity	112,700	178,257
Total liabilities and stockholders’ equity	$866,701	$823,908

GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF OPERATIONS (Dollars in thousands, except share and per share data) (Unaudited)

	For the Three Months Ended March 31,
	2007	2008

Net sales	$228,231	$290,002
Cost of sales	152,943	181,901
Gross profit	75,288	108,101

Research and development	2,234	2,265
Selling and administrative expenses	22,394	22,591
Restructuring charges	884	152
Operating income	49,776	83,093

Other expense, net	10,024	21,035
Interest expense	11,711	5,686
Interest income	(966)	(372)

Income from continuing operations before provision for income taxes and minority stockholders' share of subsidiaries’ income	29,007	56,744
Provision for income taxes	10,530	18,096
Income from continuing operations before minority interest	18,477	38,648
Minority stockholders’ share of subsidiaries’ income	33	–
Income from continuing operations	18,444	38,648
Loss from discontinued operations, net of tax	(3,117)	–
Net income	$15,327	$38,648

Basic income (loss) per common share:
Income per share from continuing operations	$0.19	$0.38
Loss per share from discontinued operations	(0.03)	–
Net income per share	$0.16	$0.38
Weighted average common shares outstanding	98,624	102,274

Diluted income (loss) per common share:
Income per share from continuing operations	$0.18	$0.34
Loss per share from discontinued operations	(0.03)	-
Net income per share	$0.15	$0.34
Weighted average common shares outstanding	113,606	117,599

GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF CASH FLOWS (Dollars in thousands) (Unaudited)

	For the Three Months Ended March 31,
	2007	2008
Cash flow from operating activities:
Net income	$15,327	$38,648
Adjustments to reconcile net income to net cash used in operating activities:
Loss from discontinued operations, net of tax	3,117	–
Depreciation and amortization	7,874	8,558
Deferred income taxes	1,028	887
Restructuring charges	884	152
Currency losses	1,113	16,235
Stock based compensation	1,265	1,161
Interest expense	1,082	1,070
Other charges, net	1,580	3,967
(Increase) decrease in working capital (a)	(11,589)	(5,754)
(Increase) decrease in long-term assets and liabilities	(3,657)	2,223
Net cash provided by operating activities	18,024	67,147

Cash flow from investing activities:
Capital expenditures	(7,671)	(9,389)
Patent capitalization	(236)	–
Proceeds from derivative instruments	–	224
Proceeds from sale of assets	136	51
Increase in restricted cash	–	(176)
Net cash used in investing activities	(7,771)	(9,290)

Cash flow from financing activities:
Short-term debt borrowings, net	158	15,887
Revolving Facility borrowings	45,645	70,625
Revolving Facility reductions	(45,052)	(66,677)
Long-term debt reductions	(134,867)	(124,663)
Excess tax benefit from stock-based compensation	–	53
Purchase of treasury shares	–	(1,003)
Proceeds from exercise of stock options	1,374	167
Net cash used in financing activities	(132,742)	(105,611)

Net decrease in cash and cash equivalents	(122,489)	(47,754)
Effect of exchange rate changes on cash and cash equivalents	(295)	(13)
Cash and cash equivalents at beginning of period	149,517	54,741
Cash and cash equivalents at end of period	$26,733	$6,974

(a)Net change in working capital due to the following components:
(Increase) decrease in current assets:
Accounts and notes receivable	$(646)	$(25,953)
Effect of factoring on accounts receivable	10,814	30,618
Inventories	(817)	3,493
Prepaid expenses and other current assets	1,296	884
Payments for antitrust investigations and related lawsuits and claims	(5,380)	–
Increase (decrease) in accounts payable and accruals	427	(7,013)
Decrease in interest payable	(13,722)	(7,650)
Restructuring payments	(3,561)	(133)
(Increase) decrease in working capital	$(11,589)	$(5,754)

GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES SEGMENT DATA SUMMARY (Dollars in thousands) (Unaudited)

	For the Three Months Ended March 31,
	2007	2008

Net sales:
Industrial Materials	$194,512	$248,289
Engineered Solutions	33,719	41,713
Net sales	$228,231	$290,002

Operating income:
Industrial Materials	$48,117	$74,665
Engineered Solutions	1,659	8,428
Operating Income	$49,776	$83,093

Operating income margin:
Industrial Materials	24.7%	30.1%
Engineered Solutions	4.9%	20.2%
Operating income margin	21.8%	28.7%

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES (Dollars in thousands, except per share data) (Unaudited)

Income from Continuing Operations and Earnings per Share Reconciliation
	For the Three Months Ended March 31, 2007		For the Three Months Ended March 31, 2008
	Income	EPS Impact	Income	EPS Impact
Income from continuing operations	$ 18,444	$ 0.18	$ 38,648	$ 0.34
Adjustments, net of tax, per diluted share:
Income tax valuation allowance release	(327)	-
Adjustment to reserves for uncertain tax positions	-	-	1,587	0.01
Restructuring, antitrust investigations and related lawsuits and claims, impairment loss on long-lived assets and Other (income) expense, net, net of tax	10,823	0.09	21,319	0.18
Income from continuing operations before special items	$ 28,940	$ 0.27	$ 61,554	$ 0.53

The non-GAAP earnings per diluted share includes 13.6 million shares underlying our contingently convertible debentures and excludes approximately $1 million (before and after tax) in the first quarter of 2008 and 2007 of contingently convertible debenture interest expense.

NOTE ON RECONCILIATION OF EARNINGS DATA: Income (loss) excluding the items mentioned above is a non-GAAP financial measure that GrafTech calculates according to the schedule above, using GAAP amounts from the Consolidated Financial Statements. GrafTech believes that the excluded items are not primarily related to core operational activities. GrafTech believes that income (loss) excluding items that are not primarily related to core operational activities is generally viewed as providing useful information regarding a company’s operating profitability. Management uses income (loss) excluding these items as well as other financial measures in connection with its decision-making activities. Income (loss) excluding these items should not be considered in isolation or as a substitute for net income (loss), income (loss) from continuing operations or other consolidated income data prepared in accordance with GAAP. GrafTech’s method for calculating income (loss) excluding these items may not be comparable to methods used by other companies.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES (Dollars in thousands) (Unaudited)
Net Debt Reconciliation
	3/31/07	12/31/07	3/31/08
Long-term debt	$528,457	$426,136	$303,616
Short-term debt	206	1,014	17,293
Total debt	$528,663	$427,150	$320,909

Less:
Fair value adjustments for hedge instruments	4,164	2,421	861
Unamortized bond premium	822	481	171
Cash and cash equivalents	26,733	54,741	6,974
Net debt	$496,944	$369,507	$312,903

NOTE ON NET DEBT RECONCILIATION: Net debt is a non-GAAP financial measure that GrafTech calculates according to the schedule above, using GAAP amounts from the Consolidated Financial Statements. GrafTech excludes the unamortized bond premium from its sale of $150 million aggregate principal amount of additional senior notes in May 2002 at a price of 104.5% of principal amount. The premium received in excess of principal amount is amortized to reduce interest expense over the term of the senior notes. GrafTech also excludes the fair value adjustments for hedge instruments, which includes interest rate swaps that have been marked-to-market and realized gains or (losses) on interest rate swaps. GrafTech believes that net debt is generally accepted as providing useful information regarding a company’s indebtedness and that net debt provides meaningful information to investors to assist them to analyze leverage. Management uses net debt as well as other financial measures in connection with its decision-making activities. Net debt should not be considered in isolation or as a substitute for total debt or total debt and other long term obligations calculated in accordance with GAAP. GrafTech’s method for calculating net debt may not be comparable to methods used by other companies and is not the same as the method for calculating net debt under its senior secured revolving credit facility. GrafTech does not forecast the fair value adjustment for hedging instruments.

GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES REVISED SEGMENT DATA SUMMARY (Dollars in thousands) (Unaudited)

	Twelve Months					Twelve Months
	Ended	Three Months Ended				Ended
	Dec. 31, 2006	March 31, 2007	June 30, 2007	Sept. 30, 2007	Dec. 31, 2007	Dec. 31, 2007

Net Sales:
Industrial Materials	$725,202	$194,512	$220,857	$215,412	$230,411	$861,192
Engineered Solutions	130,231	33,719	35,032	35,857	39,018	143,626
Net Sales	$855,433	$228,231	$255,889	$251,269	$269,429	$1,004,818

Operating Income:
Industrial Materials	$105,022	$48,117	$61,438	$52,021	$50,785	$212,362
Engineered Solutions	2,242	1,659	3,892	3,257	4,089	12,896
Operating Income	$107,264	$49,776	$65,330	$55,278	$54,874	$225,258

Operating Income Margin:
Industrial Materials	14.5%	24.7%	27.8%	24.1%	22.0%	24.7%
Engineered Solutions	1.7%	4.9%	11.1%	9.1%	10.5%	9.0%
Operating Income Margin	12.5%	21.8%	25.5%	22.0%	20.4%	22.4%

(a) Non-GAAP financial measures. See attached reconciliations.

GTI-G

CONTACT:
GrafTech International Ltd.
Kelly Powell, Manager, Investor Relations, 216-676-2000